Exhibit 99.1

Palisade Bio Announces Positive Preclinical Data of Lead Program

PALI-2108 at the 2024 Crohn’s & Colitis Congress

– Preclinical data demonstrated PALI-2108 to be safe and well tolerated

– PALI-2108 is orally delivered and colon activated allowing for local activity with low systemic exposure

– Company advancing PALI-2108 for the treatment of moderate-to-severe ulcerative colitis (UC) toward Phase 1 clinical study, expected to commence in 2024

Carlsbad, CA – January 29, 2024 – Palisade Bio, Inc. (Nasdaq: PALI) (“Palisade” or the “Company”), a biopharmaceutical company focused on developing novel therapeutics for serious chronic gastrointestinal (GI) diseases, today announced the presentation of positive preclinical data of its lead asset, PALI-2108 at the Crohn’s & Colitis Congress, which was held on January 25-27, 2024 in Las Vegas, NV.

The preclinical data was presented in a poster titled, Local Bioactivation and Efficacy of PALI-2108: A Promising PDE4 Inhibitor Prodrug for Ulcerative Colitis Treatment. PALI-2108 is the Company’s orally administered, locally acting colon-specific phosphodiesterase-4B (PDE4B) inhibitor prodrug in development for patients affected by moderate-to-severely active ulcerative colitis (UC). The poster is available on the Scientific Publications page of the Company’s website.

Mitchell Jones, M.D., Ph.D., Chief Medical Officer of Palisade Bio, commented, “PALI-2108 continues to demonstrate promise as a novel therapy for UC, with colon-selective bioactivation, an expanded therapeutic window, reduced CNS toxicity, potent PDE4 inhibitory activity, and impressive efficacy in preclinical models. We are pleased with our growing body of evidence, including support for a precision medicine approach and the selection of potential responders, which validate the continued development of this program. We are working diligently to launch our Phase 1 study later this year, and we are eager to continue to gain experience on the potential of this groundbreaking PDE4 inhibitor prodrug therapy. The journey ahead holds great promise for advancing UC treatment, and we are committed to making a meaningful impact for patients.”

The results presented at the Crohn’s and Colitis Foundation include several preclinical studies of PALI-2108, a novel oral PDE4 inhibitor prodrug designed for the treatment of ulcerative colitis (UC). The Company’s research has focused on addressing the limitations of current PDE4 inhibitors, such as CNS toxicity and systemic distribution, which often lead to therapy discontinuation.

In preclinical studies, PALI-2108 demonstrated promising outcomes. In a DSS-induced UC mouse model, researchers observed a significant reduction in disease activity index (DAI) score over time compared to the control group. Notably, body weight loss was attenuated in specific dosage groups, showcasing the potential for targeted efficacy.

PALI-2108’s unique design, incorporating a galactose-derived sugar moiety, allows for minimal absorption until cleaved by the colonic bacterium enzyme β-glucuronidase. This feature ensures localized bioactivation, leading to colon-specific distribution with limited systemic exposure, as confirmed by a tissue distribution study. The colon/plasma AUC ratio exceeding 200 further highlights PALI-2108’s preference for the colon.

In addition, the Company’s research demonstrates colon-selective bioactivation in oxazolone colitis-induced mice, negligible plasma levels in duodenal and ileal tissue, and comparable target engagement with other PDE4 inhibitors. As well, a tolerated dose study in dogs revealed no CNS toxicity or emesis over effective doses, addressing a critical concern associated with oral administration.

“PALI-2108 is emerging as a promising candidate for UC therapy, offering localized bioactivation, expanded therapeutic window, and potent PDE4 inhibitory activity. We believe this innovative approach has the potential to revolutionize UC treatment and enhance patient outcomes,” added Dr. Jones.

In summary, results of the Company’s preclinical studies showed that PALI-2108 demonstrated:

●	Local bioactivation;
●	Colon-specific distribution;
●	Similar target engagement to other PDE4 inhibitors;
●	Dose-dependent efficacy in a mouse UC model; and
●	No systemic toxicity in dogs and large therapeutic window due to local activation.

Inflammatory bowel disease (IBD) represents a multi-billion-dollar market opportunity in need of innovative approaches, with current therapies achieving a clinical remission rate of less than 20% on average.

About Palisade Bio

Palisade Bio is a biopharmaceutical company focused on developing novel therapeutics for serious chronic gastrointestinal diseases. The Company believes that by using a targeted approach with its novel therapeutics it will transform the treatment landscape. For more information, please go to www.palisadebio.com.

Forward Looking Statements

This communication contains “forward-looking” statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the extent of our cash runway; our ability to successfully develop our licensed technologies; estimates about the size and growth potential of the markets for our product candidates, and our ability to serve those markets, including any potential revenue generated; future regulatory, judicial, and legislative changes or developments in the United States (U.S.) and foreign countries and the impact of these changes; our ability to maintain the Nasdaq listing of our securities; our ability to build a commercial infrastructure in the U.S. and other markets; our ability to compete effectively in a competitive industry; our ability to identify and qualify manufacturers to provide API and manufacture drug product; our ability to enter into commercial supply agreements; the success of competing technologies that are or may become available; our ability to attract and retain key scientific or management personnel; the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing; our ability to obtain funding for our operations; our ability to attract collaborators and strategic partnerships; and the impact of the COVID-19 pandemic or any global event on our business, and operations, and supply. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon the Company’s current expectations. Forward-looking statements involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the Company’s ability to advance its nonclinical and clinical programs, the uncertain and time-consuming regulatory approval process; and the Company’s ability to secure additional financing to fund future operations and development of its product candidates. Additional risks and uncertainties can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission (“SEC”) on March 22, 2023, as well as the Company’s Quarterly Report on Form 10-Q, for the three and nine month periods ended September 30, 2023, filed with the SEC on November 9, 2023. These forward-looking statements speak only as of the date hereof and the Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Investor Relations Contact

JTC Team, LLC

Jenene Thomas

833-475-8247

PALI@jtcir.com

Source: Palisade Bio